SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )

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RONSON CORPORATION (Name of Registrant as Specified In Its Charter)

——————————————————————————————
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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RONSON CORPORATION
Corporate Park III
Campus Drive
Post Office Box 6707
Somerset, New Jersey 08875

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON DECEMBER 9, 2004

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Meeting”) of Ronson Corporation (the “Company”) will be held at the Holiday Inn Somerset, 195 Davidson Avenue, Somerset, New Jersey, on December 9, 2004, at 10 o’clock a.m. (Eastern Standard Time) for the following purposes:

1.	To elect five (5) directors: including one (1) Class I director, three (3) Class II directors and one (1) Class III director;

2.	To ratify the appointment of Demetrius & Company, L.L.C., as independent auditors for the Company for the year 2004; and

to consider and act upon such other business which may properly come before the Meeting.

        The Board of Directors has fixed the close of business on October 28, 2004, as the time as of which the stockholders of record entitled to notice of and to vote at the Meeting will be determined.

        You are cordially invited to attend the Meeting in person or to send a proxy so that your shares may be represented. Even though you have sent a proxy, if you attend the Meeting in person, you may revoke the proxy and vote your shares in person.

        A proxy is enclosed with this notice, together with a postage-paid return envelope. Please sign and date the proxy and mail it in the return envelope.

Justin P. Walder Secretary

Dated: November 5, 2004

RONSON CORPORATION
Corporate Park III
Campus Drive
Post Office Box 6707
Somerset, New Jersey 08875

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
DECEMBER 9, 2004

        The enclosed proxy is solicited by the Board of Directors (the “Board”) of Ronson Corporation (the “Company”), for use at the Annual Meeting of Stockholders (the “Meeting”) to be held on December 9, 2004, at 10 o’clock a.m. (Eastern Standard Time), at the Holiday Inn Somerset, 195 Davidson Avenue, Somerset, New Jersey, and at any adjournment thereof. The Meeting has been called for the following purposes:

1.	To elect five (5) directors: including one (1) Class I director, three (3) Class II directors and one (1) Class III director;

2.	To ratify the appointment of Demetrius & Company, L.L.C., as independent auditors for the Company for the year 2004; and

to consider and act upon such other business which may properly come before the Meeting.

        Stockholders are requested to date and execute the enclosed form of proxy and return it in the postage-paid return envelope provided. If the enclosed proxy is signed and returned prior to the Meeting, it will be voted, unless subsequently revoked, in accordance with the specification made thereon or, if no specification is made, in accordance with the recommendations of Management. The enclosed proxy may be revoked at any time prior to the voting thereof by notifying the Secretary of the Company in writing of the revocation or by filing with the Secretary another duly executed proxy bearing a later date. Even though you have sent a proxy, if you attend the Meeting in person, you may revoke the proxy and vote your shares in person. Under New Jersey law, your attendance at the Meeting by itself does not revoke your proxy, a written notice of revocation filed with the Secretary of the Meeting prior to the voting of the proxy is also necessary.

        This proxy statement and the accompanying form of proxy are first being mailed to stockholders on or about November 9, 2004. The expenses of preparing, assembling, printing and mailing these proxy materials will be paid by the Company.

        The Company will also reimburse brokers, fiduciaries and nominees for the cost of forwarding proxies and proxy statements to the beneficial owners of Common Stock. In addition to solicitation by mail, directors, officers and regular employees of the Company may also solicit proxies in person or by telephone. Directors and officers of the Company who may also solicit proxies will receive no additional compensation for rendering such services. To assist in the solicitation of proxies from all stockholders, including brokers, bank nominees, institutional holders and others, the Company has engaged Morrow & Co., Inc. of New York City for a fee estimated to be approximately $4,500 plus out of pocket expenses.

        Quorum and Voting

        The Company has outstanding only one class of voting securities, Common Stock. Each share of Common Stock is entitled to one vote. Only stockholders of record at the close of business on October 28, 2004, are entitled to vote at the Meeting. There were 4,115,465 shares of the Company’s Common Stock outstanding at the close of business on October 28, 2004.

        The affirmative vote of holders of a majority of the Company’s Common Stock present at the Meeting in person or by proxy is required to elect five (5) Company directors, and to ratify the appointment of Demetrius & Company, L.L.C., as the Company’s independent auditors for the year 2004, provided that a quorum, consisting of at least a majority of the Company’s outstanding Common Stock, is present.

        For purposes of determining the presence of a quorum, abstentions and broker “non-votes” are counted as represented. A broker “non-vote” occurs when a nominee (such as a broker) holding shares for a beneficial owner abstains from voting on a particular proposal because the nominee does not have discretionary voting power for that proposal and has not received instructions from the beneficial owner on how to vote those shares. In order to be approved, each proposal being considered requires the affirmative vote of a majority of the votes cast. For that purpose, abstentions and broker non-votes will not affect the voting results.

        Principal Holders of the Company’s Voting Securities

        Set forth below are the persons who, to the best of management’s knowledge, own beneficially more than five percent of any class of the Company’s voting securities, together with the number of shares so owned and the percentage which such number constitutes of the total number of shares of such class presently outstanding:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class

Common	Louis V. Aronson II	1,117,577	(1)	27.2	% (1)
	Campus Drive
	P.O. Box 6707
	Somerset, New Jersey 08875

Common	Carl W. Dinger III	480,167	(2)	11.7	% (2)
	P.O. Box 150
	Green Village, New Jersey 07935

Common	Steel Partners II, L.P.	397,338	(3)	9.7	% (3)
	590 Madison Avenue
	32nd Floor
	New York, New York 10022

Common	Howard M. Lorber	311,794	(4)	7.6	% (4)
	70 East Sunrise Highway
	Valley Stream, New York 11581

(1)	The Ronson Corporation Retirement Plan (“Retirement Plan”) is the beneficial owner of 198,299 shares. The shares held by the Retirement Plan are voted by the Retirement Plan’s trustees, Messrs. L.V. Aronson and Ganz. If the shares held by the Retirement Plan were included in Mr. L.V. Aronson’s beneficial ownership, Mr. L.V. Aronson’s beneficial ownership would be 1,315,876 shares, or 32.0% of the class. If the shares held by the Retirement Plan were included in Mr. Ganz’s beneficial ownership, Mr. Ganz’s beneficial ownership would be 241,764 shares, or 5.9% of the class. The Retirement Plan’s holdings were reported in 1988 on Schedule 13G, as amended September 22, 1997, adjusted for the April 15, 2004, 5% stock dividend.

(2)	480,167 shares of Common Stock owned directly, adjusted for the 5% Common Stock dividend issued April 15, 2004. This information was provided to the Company by Mr. Dinger. Mr. Dinger has provided the Company’s Board of Directors an irrevocable proxy to vote these shares. (Refer to “Transactions with Management and Others” below.)

(3)	Steel Partners, L.L.C., the general partner of Steel Partners and Mr. Warren G. Lichtenstein, the sole executive officer and managing member of Steel Partners, L.L.C., are also beneficial owners of the shares. This information was obtained from a Schedule 13D/A filed with the SEC on June 25, 2002, by Steel Partners II, L.P., and Mr. Lichtenstein, adjusted for the April 15, 2004, 5% stock dividend.

(4)	311,794 shares of Common Stock owned directly by Mr. Lorber. This information was obtained from a Schedule 13D filed with the SEC on January 27, 2000, by Mr. Lorber, adjusted for the April 15, 2004, 5% stock dividend.

        Security Ownership of Management

        The following table shows the number of shares of Common Stock beneficially owned by each director, each named executive officer, and by all directors and officers as a group as of October 28, 2004, and the percentage of the total shares of Common Stock outstanding on October 28, 2004, owned by each individual and by the group shown in the table. Individuals have sole voting and investment power over the stock shown unless otherwise indicated in the footnotes:

Name of Individual or Identity of Group	Amount and Nature of Beneficial Ownership(2)		Percent of Class

Louis V. Aronson II	1,117,577	(3)	27.2%	(3)
Robert A. Aronson	13,607			(1)
Barbara L. Collins	500			(1)
Paul H. Einhorn	3,000			(1)
Erwin M. Ganz	43,465	(3)	1.1%	(3)
I. Leo Motiuk	8,406			(1)
Gerard J. Quinnan	9,563			(1)
Justin P. Walder	66,153		1.6%
Saul H. Weisman	23,273			(1)
Daryl K. Holcomb	54,745		1.3%
All directors and
officers as a group
(ten (10) individuals
including those named
above)	1,340,289		32.3%

(1)	Shares owned beneficially are less than 1% of total shares outstanding.

(2)	Shares listed as owned beneficially include 40,747 shares subject to option under the Ronson Corporation 1996 and 2001 Incentive Stock Option Plans as of October 28, 2004, as follows:

Number of Common Shares Under Option

Robert A. Aronson	2,513
Erwin M. Ganz	6,269
Justin P. Walder	8,269
Saul H. Weisman	3,300
Daryl K. Holcomb	20,396

All directors and officers
as a group (ten (10)
individuals including
those named above)	40,747

(3)	Does not include 198,299 shares of Common Stock owned by the Retirement Plan. The shares held by the Retirement Plan are voted by the Retirement Plan’s trustees, Messrs. L.V. Aronson and Ganz. If the shares held by the Retirement Plan were included in Mr. L.V. Aronson’s beneficial ownership, Mr. L.V. Aronson’s beneficial ownership would be 1,315,876 shares, or 32.0% of the class. If the shares held by the Retirement Plan were included in Mr. Ganz’s beneficial ownership, Mr. Ganz’s beneficial ownership would be 241,764 shares, or 5.9% of the class.

        1. ELECTION OF DIRECTORS

        Pursuant to the Company’s Certificate of Incorporation and Bylaws, five (5) directors are to be elected at this year’s Meeting. One position has been added to the Class I group that will expire with the 2006 Annual Meeting of Stockholders and one position has been added to the Class III group that will expire with the 2005 Annual Meeting of Stockholders. The Nominating Committee of the Board has nominated Ms. Barbara L. Collins for election as the new Class I director, Messrs. Erwin M. Ganz, Justin P. Walder and Robert A. Aronson for election as Class II directors and Mr. Paul H. Einhorn for election as the new Class III director. The two new directors, Ms. Collins and Mr. Einhorn, were suggested to the Nominating Committee by the Company’s Chief Executive Officer and another Company director.

        Proxies will be voted for the election of such nominees unless contrary instructions are set forth on the proxy.

        The Board of Directors recommends that stockholders vote FOR the one nominated director to fill the Class I position, the three nominated directors to fill the Class II positions and the one nominated director to fill the Class III position. Signed proxies returned unmarked will be voted FOR the nominated directors.

        The following table contains information regarding the present Board, including information regarding the nominees for election, who are currently directors of the Company:

Name of Director	Age	Period Served As Director	Term as Director Expires	Positions and Offices with Company Presently Held (other than that of Director); Business Experience During Past Five Years (with Company unless otherwise noted)

Louis V. Aronson II	81	1952-	2005	President & Chief
		Present		Executive Officer;
				Chairman of Executive
				Committee.

Robert A. Aronson	55	1993-	2004	Managing Member of
		Present		Independence Leather,
				L.L.C., Mountainside, NJ,
				the principal business of
				which is the import of
				leather products, 1996 to
				present; son of the
				President & Chief
				Executive Officer of the
				Company.

Barbara L. Collins	51	October 2004	2004	Member of Compensation
		- Present		Committee; President and
				CEO of The Whistling Elk,
				Chester, NJ, the principal
				business of which is home
				furnishing and interior
				decorating, 1990 to
				present; Vice President
				of Human Resources of
				Van Heusen Retail Division
				of Phillips-Van Heusen
				Corporation, the principal
				business of which is
				retail apparel, 1986 to
				1990.

Paul H. Einhorn	89	October 2004	2004	Chairman of Audit
		- Present		Committee; Member of
				Compensation Committee
				and Nominating
				Committee; Management
				Consultant - CPA, 1985 to
				Present; Director, Vice
				Chairman of Board and
				Member of Executive
				Committee, Valley
				National Bank,
				Passaic, NJ, 1968 to 1985;
				President and CEO,
				Universal Manufacturing
				Corporation, the principal
				business of which was
				manufacturing of
				fluorescent lighting
				components, 1968 to 1990.

Erwin M. Ganz	75	1976-	2004	Member of Executive
		Present		Committee; Consultant
				for the Company, 1994 to
				present; Executive Vice
				President-Industrial
				Operations, 1975 to 1993;
				Chief Financial Officer,
				1987 to 1993.

Name of Director	Age	Period Served As Director	Term as Director Expires	Positions and Offices with Company Presently Held (other than that of Director); Business Experience During Past Five Years (with Company unless otherwise noted)

I. Leo Motiuk	59	1999-	2005	Member of Audit Committee;
		Present		Counsel, Windels Marx
				Lane & Mittendorf, LLP,
				Attorneys at Law, New
				Brunswick, NJ, Attorney,
				2004 to present;
				Former partner in
				Shanley Fisher, P.C.,
				Attorneys at Law, Morris-
				town, NJ, 1990 to 1999.

Gerard J. Quinnan	76	1996-	2006	Member of Compensation Committee
		Present		and Nominating Committee,
				Consultant for the
				Company, 1990 to present;
				Vice President-General
				Manager of Ronson Consumer
				Products Corporation,
				1981 to 1990.

Justin P. Walder	68	1972-	2004	Secretary; Assistant Cor-
		Present		poration Counsel; Member
				of Executive Committee;
				Principal in Walder,
				Hayden & Brogan, P.A.,
				Attorneys at Law,
				Roseland, NJ.

Saul H. Weisman	78	1978-	2006	Member of Audit
		Present		Committee and Nominating
				Committee; Retired
				President, Jarett
				Industries, Inc., Cedar
				Knolls, NJ, the principal
				business of which is the
				sale of hydraulic and
				pneumatic equipment to
				industry, 1955 to 1997.

        No director also serves as a director of another company registered under the Securities Exchange Act of 1934.

        The following table sets forth certain information concerning the executive officers of the Company:

Name	Age	Period Served as Officer	Positions and Offices with Company; Family Relationships

Louis V. Aronson II	81	1953 - Present	President & Chief Executive
			Officer; Chairman of the
			Executive Committee;
			Director.

Daryl K. Holcomb	53	1996 - Present	Vice President & Chief
			Financial Officer,
			Controller & Treasurer;

		1993 - 1996	Chief Financial Officer,
			Controller & Treasurer;

		1988 - 1993	Controller & Treasurer;
			No family relationship.

Justin P. Walder	68	1989 - Present	Secretary;

		1972 - Present	Assistant Corporation Counsel;
			Director;
			No family relationship.

        Messrs. L.V. Aronson and Holcomb have been employed by the Company in an executive capacity for at least the five year period immediately preceding the date hereof. Mr. Walder has been Secretary, Assistant Corporation Counsel and Director of the Company and a principal in Walder, Hayden & Brogan, P.A., Attorneys at Law, for at least the five year period preceding the date hereof.

Certain Relationships and Related Transactions

        Refer to Compensation Committee Interlocks and Insider Participation below for information in response to this item.

        During the year ended December 31, 2003, no director or officer of the Company was indebted to the Company or its subsidiaries.

BOARD OF DIRECTORS

        The Board of the Company held eight (8) regular meetings during 2003. During the year 2003, each of the directors in office, including those standing for reelection, attended more than 75% of the total number of meetings of the Board and Committees on which he served.

        The Board currently has four standing Committees: Executive, Nominating, Audit and Compensation.

        Executive Committee

        The Executive Committee consists of three individuals: Messrs. L.V. Aronson (Chairman), Ganz, and Walder. The Executive Committee is empowered to exercise all the powers of the Board when the Board is not in session or when a quorum of the Board does not attend a meeting properly called, except that it shall not act in conflict with any action or position previously taken by the Board nor take certain other actions reserved to the Board. The Executive Committee met nine (9) times during 2003.

        Nominating Committee

        The Nominating Committee makes recommendations to the Board concerning the composition of the Board, including its size and the qualification of its membership. It also recommends nominees to fill vacancies or new positions on the Board and a slate of directors to serve as the Board’s nominees for election by the stockholders at the Annual Meeting. The Nominating Committee also reviews and makes recommendations to the Board concerning assignments to Board Committees.

        The Company’s Board of Directors has adopted a written charter for the Nominating Committee, a copy of which is posted on the investor relations page of its website www.ronsoncorp.com.

        The Nominating Committee consists of three individuals: Messrs. Einhorn, Quinnan and Weisman. All members of the Nominating Committee are independent directors, as that term is defined by the rules and regulations of the NASDAQ. Prior to October 21, 2004, the Nominating Committee consisted of Messrs. L.V. Aronson, Ganz and Walder. The Nominating Committee met one (1) time during 2003.

        Nominations for the election of directors may be made by stockholders entitled to vote in the election of directors. The Committee will give due consideration to all nominations presented by stockholders provided the stockholders give timely Notice thereof in writing to the Secretary of the Company. To be timely, such Notice must be delivered to, or mailed by United States Postal Service certified first class, postage prepaid, and received at the principal executive offices of the Company (1) with respect to an election at the 2005 Annual Meeting of Stockholders (a) not later than September 10, 2005, ninety (90) days prior to the first anniversary of the 2004 Annual Meeting, or (b) in the event the date of the Annual Meeting is more than sixty (60) days before such anniversary date, not later than ten (10) days after the earlier of the date on which public announcement of the date of such Meeting is first made by the Company or the date the Company first mails Notice of such Meeting to stockholders, and (2) with respect to an election to be held at a Special Meeting of Stockholders, not later than ten (10) days after the earlier of the date on which public announcement of such Meeting is first made by the Company or the date the Company first mails to stockholders Notice of the Special Meeting.

        Audit Committee

        The Audit Committee of the Board of Directors reports to the Board regarding the appointment of the Company’s public accountants, the scope and results of its annual audits, compliance with accounting and financial policies and management’s procedures and policies relative to the adequacy of internal accounting controls.

        The Company’s Board of Directors has adopted a written charter for the Audit Committee, a copy of which is included as Appendix A at the end of this proxy statement. The Audit Committee charter can also be found on the investor relations page of its website www.ronsoncorp.com.

        Each member of the Audit Committee is an independent director, as independence is defined in the listing standards of the NASDAQ relating to audit committee members. Each member of the Audit Committee is “financially literate” as required by NASDAQ rules. The Board of Directors has determined that Mr. Einhorn, the Audit Committee Chairman, is an “audit committee financial expert” as defined by regulations adopted by the Securities and Exchange Commission and meets the qualifications of “financial sophistication” in accordance with NASDAQ rules. Stockholders should understand that these designations related to our Audit Committee members’ experience and understanding with respect to certain accounting and auditing matters do not impose upon any of them any duties, obligations or liabilities that are greater than those generally imposed on a member of the Audit Committee or of the Board.

        The Audit Committee consists of three independent directors: Messrs. Einhorn (Chairman), Motiuk, and Weisman. Prior to October 21, 2004, the Audit Committee consisted of Messrs. Motiuk, Quinnan, and Weisman. The Audit Committee met two (2) times during 2003.

Report of the Audit Committee

March 18, 2004

To the Board of Directors of Ronson Corporation:

We have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2003.

We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees”, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, “Independence Discussions with Audit Committee”, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors’ independence.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

Audit Committee: I. Leo Motiuk Gerard J. Quinnan Saul H. Weisman

        Compensation Committee

        The Compensation Committee was formed October 21, 2004. The Compensation Committee makes recommendations to the Board reviewing objectives relevant to the compensation of the Chief Executive Officer and other executive officers. The Compensation Committee evaluates the performance of the Chief Executive Officer and other executive officers of the Company in light of the goals and objectives of the Company and approves their annual compensation packages, including base salaries, stock options, variable pay amounts and variable pay standards, based on these evaluations. The Committee also makes an annual report on executive compensation in the Company’s annual proxy statement as required by the rules of the Securities and Exchange Commission and other regulatory bodies. In addition, the Compensation Committee reviews and recommends to the full Board of Directors, executive incentive compensation plans and equity-based plans in which executive officers and members of the Board of Directors are eligible to participate.

        The Company’s Board of Directors has adopted a written charter for the Compensation Committee, a copy of which is posted on the investor relations page of its website www.ronsoncorp.com.

        The Compensation Committee consists of three individuals: Ms. Collins and Messrs. Einhorn, and Quinnan. All members of the Compensation Committee are independent directors, as that term is defined by the rules and regulations of the NASDAQ.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

        The Summary Compensation Table presents compensation information for the years ended December 31, 2003, 2002, and 2001, for the Chief Executive Officer and the other executive officer of the Company whose salary and bonus exceeded $100,000.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Annual Compensation		Long-Term Compensa- tion	All Other Compen- sation ($)(3)

		Salary ($)	Bonus ($) (1)	Options/ SARS(#)(2)

Louis V. Aronson II	2003	$616,120	$70,570	—	$19,005
President & Chief	2002	618,822	—	22,050	16,911
Executive Officer	2001	606,119	59,755	26,047	14,305

Daryl K. Holcomb	2003	157,813	25,454	—	3,156
Vice President &	2002	157,500	—	11,025	3,575
Chief Financial	2001	155,500	21,234	11,575	3,400
Officer, Controller
& Treasurer

(1)	The compensation included in the bonus column is an incentive payment resulting from the attainment by the Company’s operating subsidiaries of certain levels of net sales and profits before taxes. The incentive compensation, however, earned in 2002 by Messrs. L.V. Aronson and Holcomb of $37,421 and $12,995, respectively, was waived by them.

(2)	The options included in Long-Term Compensation have been retroactively adjusted to reflect the 5% common stock dividend issued April 15, 2004.

(3)	In 2003 All Other Compensation included matching credits by the Company under its Employees’ Savings Plan (Mr. L.V. Aronson, $4,000; Mr. Holcomb, $3,156) and the cost of term life insurance included in split-dollar life insurance policies (Mr. L.V. Aronson, $15,005).

OPTION GRANTS IN LAST FISCAL YEAR

        None.

AGGREGATED OPTION EXERCISES AND YEAR-END OPTION VALUES

        The following table summarizes, for each of the named executive officers options exercised during the year and the number of stock options unexercised at December 31, 2003. “In-the-money” options are those where the fair market value of the underlying securities exceeds the exercise price of the options.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
FISCAL YEAR-END OPTION VALUES

Name	Number of Shares Acquired on Exercise	Value Realized (1)	Number of Unexercised Options at FY-End (4)(5)		Value of In-the-Money Options at FY-End (3)(5)

			Exer- cisable(2)	Unexer- cisable	Exer- cisable	Unexer- cisable

L.V. Aronson II	22,050	$32,943	8,682	—	$—	$—

D.K. Holcomb	—	—	25,605	—	25,642	—

(1)	The value realized equals the market value of the Common Stock acquired on the date of exercise minus the exercise price.

(2)	The exercisable options held by the named executive officers at December 31, 2003, are exercisable at any time and expire on December 7, 2004, July 6, 2006, and September 12, 2007.

(3)	The value of the unexercised options was determined by comparing the average of the bid and ask prices of the Company’s Common Stock at December 31, 2003, to the option prices.

(4)	The exercise prices of the options held at December 31, 2003, adjusted for the 5% Common Stock dividend issued April 15, 2004, were as follows:

	Number		Exercise Price

L.V. Aronson II	8,682	*	$2.3047

D.K. Holcomb	5,209	*	2.0950
	9,371		1.0400
	11,025		1.0314

* These options were exercised by the named executive officers in 2004.

(5)	The number of unexercised options held at December 31, 2003, has been adjusted for the 5% common stock dividend declared February 12, 2004.

        LONG-TERM INCENTIVE PLANS

        None.

PENSION PLAN

        No named executive is a participant in a defined benefit pension plan of the Company.

COMPENSATION OF DIRECTORS

        Directors who are not officers of the Company receive an annual fee of $10,000 and, in addition, are compensated at the rate of $750 for each meeting of the Company’s Board of Directors actually attended and $450 for each meeting of a Committee of the Company’s Board of Directors actually attended. Prior to October 21, 2004, the annual director’s fee was $8,500, and the fee for attendance at Board meetings was $650 and was $400 for attendance at Committee meetings. Officers receive no compensation for their services on the Board or on any Committee.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND
CHANGE-IN-CONTROL ARRANGEMENTS

        Mr. L.V. Aronson II is a party to an employment contract with the Company dated September 21, 1978, which, as amended on July 24, 1980, July 1, 1982, October 11, 1985, July 7, 1988, May 10, 1989, August 22, 1991, May 22, 1995, June 11, 1997, December 17, 1998, and September 19, 2001, provides for a term expiring December 31, 2004. The employment contract provides for the payment of a base salary which is to be increased 7% as of January 1 of each year. Mr. L.V. Aronson waived a 7% salary increase due January 1, 2004. Also, Mr. L.V. Aronson had waived a 7% salary increase due January 1, 2003, under the terms of the existing contract. In addition, in February 2002 Mr. L.V. Aronson offered and accepted a 5% reduction in his base salary provided for by the terms of his employment contract. Previously, Mr. L.V. Aronson had offered and accepted other reductions in his base salary provided by the terms of his employment contract. During 1990 Mr. L.V. Aronson offered and accepted a 5% reduction in his base salary provided for by the terms of his employment contract, and, in addition, waived a 7% salary increase due January 1, 1991, under the terms of the contract. During 1992 Mr. L.V. Aronson offered and accepted a 7% reduction in his base salary. Effective September 1, 1993, Mr. L.V. Aronson offered and accepted a further 5% reduction in his base salary.

        On November 24, 2003, the Company and Mr. L.V. Aronson entered into a new employment agreement to be effective upon the December 31, 2004 expiration of the existing agreement. The new three-year agreement provides for a term expiring on December 31, 2007, and provides for the payment of a base salary which is to be increased 3.5% as of January 1 of each year beginning in 2005, subject to the Company reporting operating earnings in the year prior to each increase. Both the existing and new contracts also provide that the Company shall reimburse Mr. L.V. Aronson for expenses, provide him with an automobile, and pay a death benefit equal to two years’ salary. Under both of the employment contracts, Mr. L.V. Aronson’s full compensation will continue in the event of Mr. L.V. Aronson’s disability for the duration of the agreement or one full year, whichever is later. The employment contracts also provide that if, following a Change in Control (as defined in the employment contract), Mr. L.V. Aronson’s employment with the Company terminated under prescribed circumstances as set forth in the employment contract, the Company will pay Mr. L.V. Aronson a lump sum equal to the base salary (including the required increases in base salary) for the remaining term of the employment contracts.

REPRICING OF OPTIONS

        No options were repriced during the year ended December 31, 2003.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The Board of the Company, as a whole, provides overall guidance of the Company’s executive compensation program. All members of the Board have participated in the review and approval of each of the components of the Company’s executive compensation program described below, except that no director who is also a Company employee participates in the review and approval of his compensation. Directors of the Company who are also current employees of the Company are Messrs. L.V. Aronson and Walder. Directors of the Company who are also former employees of the Company are Messrs. R.A. Aronson, whose employment with the Company ceased in 1987, Ganz, who retired from the Company in 1993, and Quinnan, who retired from Ronson Consumer Products in 1990. Mr. Ganz has a consulting agreement with the Company for the period ending December 31, 2004, which is cancelable at any time by either party with 180 days notice and provides compensation at the annual rate of $87,500, plus participation in the Company’s health and life insurance plans and the use of an automobile. In the year ended December 31, 2003, Mr. Ganz was compensated $87,500 for his services. Mr. Quinnan performs consulting services for the Company and Ronson Consumer Products at a specified daily rate. In 2003 Mr. Quinnan was compensated $40,800 for his services and was provided the use of an automobile.

        Management believes that the terms received by the Company in these transactions are as favorable to the Company as the Company could receive from an unaffiliated third party.

TRANSACTIONS WITH MANAGEMENT AND OTHERS
(other than those reported above)

        In October 1998 the Company entered into a consulting agreement with Mr. Carl W. Dinger III, a greater than 5% shareholder of the Company. The agreement provided that Mr. Dinger perform certain consulting services for the Company for a period of 18 months expiring on April 7, 2000. On March 6, 2000, the Company and Mr. Dinger entered into another consulting agreement effective upon the expiration date of the original agreement. The revised agreement provided that Mr. Dinger continue to perform consulting services for the Company for a period of 48 months at a fee of $7,000 per month. This consulting agreement, which expired on April 7, 2004 was extended on a month to month basis until July 7, 2004. On July 8, 2004, the Company and Mr. Dinger entered into a new consulting agreement. The new agreement is for a period of three years, expiring on July 7, 2007, and is on substantially the same terms as the prior agreement. During the year ended December 31, 2003, Mr. Dinger was compensated $84,000 under the agreement.

        In October 1998 Mr. Dinger granted an option to the Company to purchase the 205,248 shares of the Company’s Common Stock held by Mr. Dinger. The option was for a period of 18 months expiring on April 7, 2000, and the exercise price of the option was $5.25 per share. On March 6, 2000, Mr. Dinger granted a new option to the Company, to purchase the 480,167 shares of the Company’s Common Stock now held by Mr. Dinger. The option was for a period of 48 months. The exercise price of the option was $5.25 per share for the first two years, and the option price in the second two-year period was $7.50 per share. The cost of the option was $4,000 per month for the period of the option or until exercised. As part of the new option agreement, Mr. Dinger granted the Board of Directors of the Company an irrevocable proxy to vote the optioned shares during the term of the option. In March 2000 Mr. Dinger purchased 250,819 shares of newly issued restricted Common Stock of the Company at a price of $2.26 per share. The Company expended $48,000 for the option during the year ended December 31, 2003.

        The option agreement, which expired on April 7, 2004 was extended on a month to month basis until July 7, 2004. On July 8, 2004, the Company and Mr. Dinger, entered into a new option agreement. The new agreement is for a period of three years, expiring on July 7, 2007, and is on substantially the same terms as the prior agreement. The exercise price of the option is $6.50 per share until the expiration date, adjusted for any stock dividends issued during the option period.

REPORT ON EXECUTIVE COMPENSATION

        As stated above, the Board, as a whole, provides overall guidance of the Company’s executive compensation program. The program covers the named executive officers, all other executive officers and other key employees. The program has three principal components: base salary, annual cash incentives under the Company’s Management Incentive Plan (“MIP”), and stock options under the Company’s Incentive Stock Option Plans (“ISO Plans”). Mr. L.V. Aronson’s base salary is determined by the terms of his employment contract discussed above, except for the reductions which have been offered and accepted from time to time by Mr. L.V. Aronson. The amendments, also detailed above, to Mr. L.V. Aronson’s employment contract and the reductions offered and accepted from time to time by Mr. L.V. Aronson have been reviewed and approved by the Board. The Board also reviews and approves the salaries of all of the other executive officers. Prior to the beginning of the fiscal year, the Board reviews and approves which employees participate in the Company’s MIP and the criteria which will determine the cash awards under the plan to the participants after the close of the fiscal year. The Board also reviews and approves all awards under the Company’s ISO Plans.

        The base salaries are intended to meet the requirements of the employment contract in effect for Mr. L.V. Aronson and to fairly compensate all the officers of the Company for the effective exercise of their responsibilities, their management of the business functions for which they are responsible, their extended period of service to the Company and their dedication and diligence in carrying out their responsibilities for the Company and its subsidiaries. In 2002 and prior years, increases have been granted to Mr. L.V. Aronson in accordance with terms of the employment contract, except for the above mentioned salary reductions offered and accepted from time to time by him. In 2003 and prior years, the Board, after review, has approved increases to the other executive officers.

        The Company’s MIP is based on the financial performance of the Company’s subsidiaries and is adopted annually, after review, for the ensuing year by the Board. Each year the Board sets the formula for determining incentive compensation under the MIP for the Company and each subsidiary based upon (1) the amount net sales exceed thresholds established by the Board and (2) pretax profits as a percent of net sales. The Board determines who of the Company’s and its subsidiaries’ key employees are eligible to participate in the MIP and what each employee’s level of participation may be. The thresholds set by the Board must be met by the end of the fiscal year in order for each eligible employee to receive an award under the MIP for that year.

        The stock options granted under the Company’s ISO Plans are designed to create a proprietary interest in the Company among its executive officers and other key employees and reward these executive officers and other key employees directly for appreciation in the long-term price of the Company’s Common Stock. The ISO Plans directly link the compensation of executive officers and other key employees to gains by the stockholders and encourages the executive officers, directors, and other key employees to adopt a strong stockholder orientation in their work. In 2003, no options were granted to key employees and directors of the Company.

The above report is presented by the Board of Directors:

Louis V. Aronson II Robert A. Aronson Erwin M. Ganz I. Leo Motiuk	Gerard J. Quinnan Justin P. Walder Saul H. Weisman

PERFORMANCE GRAPH

        The following line graph compares the yearly percentage change in the cumulative total stockholder returns on the Company’s Common Stock during the five fiscal years ended December 31, 2003, with the cumulative total returns of the NASDAQ Stock Market (U.S. Companies) Index and the Russell 2000 Index.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS
AMONG THE COMPANY, NASDAQ STOCK MARKET INDEX
AND RUSSELL 2000 INDEX

Ronson Corporation
Data for Performance Graph
Proxy 2004

	1998	1999	2000	2001	2002	2003
Ronson Corporation	$100.00	$70.50	$40.00	$57.60	$34.94	$83.44
NASDAQ	$100.00	$185.43	$111.83	$88.71	$61.33	$91.70
Russell 2000	$100.00	$121.26	$117.59	$120.52	$95.83	$141.11

        This graph assumes that $100 was invested in the Company’s Common Stock on December 31, 1998, in the NASDAQ Stock Market (U.S. Companies) Index and in the Russell 2000 Index, and that dividends are reinvested.

        The Company has determined that it is not possible to identify a published industry or line-of-business index or a peer group of companies since the Company has two distinct lines of business. The Company has selected the Russell 2000 Index since it is composed of companies with small capitalizations.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Under SEC rules, the Company is required to review copies of beneficial ownership reports filed with the Company which is required under Section 16(a) of the Exchange Act by officers, directors and greater than 10% beneficial owners. Based solely on the Company’s review of forms filed with the Company, the Company believes that no information is required to be reported under this item.

CERTAIN LITIGATION

Steel Partners II, L.P., et al v. Louis V. Aronson II, Robert A. Aronson, Erwin M. Ganz, I. Leo Motiuk, Gerard J. Quinnan, Justin P. Walder, Saul H. Weisman, Carl W. Dinger III and Ronson Corporation

        On March 25, 2003, a derivative lawsuit was filed against the directors of Ronson in the Superior Court of New Jersey, Chancery Division, Essex County by Steel Partners II, L.P. and Warren G. Lichtenstein. The lawsuit alleges, among other matters, breach of fiduciary duty and an absence of disinterestedness by the defendants, and use of corporate control to advance their own interests. The lawsuit seeks monetary damages on behalf of Ronson as well as equitable relief to invalidate the Company’s shareholder rights agreement and certain consulting agreements, to enjoin performance of agreements with certain directors and to require the Company’s President and C.E.O. to divest those shares acquired, and not to acquire additional shares while the shareholder rights agreement has been or remains in place. A special committee of two independent directors was created by the Board of Directors of the Company to investigate and evaluate the allegations made in the lawsuit. The committee concluded that none of the directors breached any fiduciary duty owed to the Company or its shareholders, that it is not in the best interests of the Company or its shareholders to continue legal action against the directors on any of the claims asserted in the derivative complaint and that the Company seek to dismiss the derivative action. The Company’s directors have vigorously denied the claims and have moved to have the complaint dismissed. That motion to dismiss was denied in February 2004.

        The Company’s directors will continue to contest and to vigorously defend against the claims.

        On June 21, 2004, the Superior Court of New Jersey granted the motion of the Ronson directors, over the objection of Steel Partners II, L.P., to bifurcate the case. As a result, trial of all claims and defenses in the derivative suit, other than the defense based upon the report and findings of the Special Litigation Committee, will be held in abeyance pending trial of the Special Litigation Committee defense.

        On July 23, 2004, Ronson Corporation and certain of its directors filed a Counterclaim and Third-Party Complaint against Steel Partners II, L.P., Warren G. Lichtenstein and certain close associates -- namely, Jack Howard, Howard M. Lorber and Ronald Hayes. The Counterclaim and Third-Party Complaint is based upon the New Jersey Shareholders Protection Act, and seeks compensatory and punitive damages, costs of suit and interest, as well as entry of a judgment directing the public disclosure of all limited partners of Steel Partners II, L.P., and persons acting directly or indirectly in concert with them in connection with the acquisition or attempted acquisition of stock in, or control of, Ronson Corporation.

Ronson Corporation, Louis V. Aronson II, Robert A. Aronson, Erwin M. Ganz, Gerard J. Quinnan, and Justin P. Walder v. Steel Partners II, L.P., Steel Partners, L.L.C., Warren G. Lichtenstein, Jack Howard, Howard M. Lorber, Ronald Hayes, Travis Bradford, et al

        In June 2003 the Company and certain members of its Board of Directors filed a complaint in the United States District Court, District of New Jersey, against Steel Partners II, L.P., Steel Partners L.L.C., Warren G. Lichtenstein, and others (i) claiming that Steel Partners II, L.P., Steel Partners L.L.C., and others acting in concert with them had failed to comply with their disclosure obligations under the federal securities law, and thereby violated Section 13D of the Securities Exchange Act of 1934, as amended, (ii) seeking a declaration that the defendants have beneficial ownership in excess of twelve percent of the Company’s Common Stock and, accordingly, are an “acquiring person” as defined in the Company’s shareholder rights agreement, (iii) seeking a further declaration that defendants are an “interested stockholder” for purposes of the New Jersey Shareholders Protection Act, and, accordingly, are subject to specified prohibitions there under and (iv) seeking damages for defendants alleged tortious interference with the Company’s prospective economic advantage. Several of the named defendants have moved to dismiss the complaint, which motion was granted in December 2003 on the basis of the Court’s conclusion that plaintiff’s federal securities claims were “time-barred” by the statute of limitations, and the Court declined to exercise jurisdiction over the plaintiffs’ state law claims. The merits of the complaint were not considered by the Court. Plaintiffs have filed an appeal with respect to the decision, and the plaintiffs will vigorously pursue their rights in this litigation.

        2. INDEPENDENT AUDITORS

        Demetrius & Company, L.L.C., has been selected and is recommended to stockholders for ratification as auditors for the year ending December 31, 2004. A representative of Demetrius & Company, L.L.C. is expected to attend the Meeting with the opportunity to make a statement and respond to appropriate questions from stockholders present at the Meeting.

        The Board of Directors recommends that stockholders vote FOR the ratification of the selection of Demetrius & Company, L.L.C.

FEES BILLED FOR SERVICES RENDERED BY INDEPENDENT AUDITORS

        The fees billed for services provided to the Company by Demetrius & Company, L.L.C., for the years 2003 and 2002 were as follows:

	2003	2002

Audit fees	$82,600	$74,816
Tax fees, principally related to
tax return preparation	15,900	17,284
All other fees	575	291

        The Audit Committee has determined that the provision of the services covered under the caption All Other Fees above is compatible with maintaining Demetrius & Company, L.L.C.’s independence. In addition, the Audit Committee of the Board of Directors pre-approves substantially all of the services of the Company’s auditing firm. These pre-approved services are approved by the Audit Committee based upon “not to exceed” proposals in advance of the Company’s Annual Meeting of Stockholders. In the years ended December 31, 2003 and 2002, fees from services provided which had not been pre-approved, but were subsequently reviewed and approved, were $1,000 and $1,475, respectively.

        FINANCIAL STATEMENTS

        For financial statements of the Company and its subsidiaries, stockholders are requested to refer to the Company’s Annual Report for 2003 sent to stockholders in April 2004.

        CONTACTING THE BOARD OF DIRECTORS

        The Company believes that it is important for stockholders to be able to communicate with its directors. Stockholders interested in communicating directly with the Board, the Chairman or the non-management directors as a group may do so by sending a letter to Board of Directors, c/o Corporate Secretary, Ronson Corporation, P.O. Box 6707, Somerset, NJ 08875. Inquiries and other communications may be submitted anonymously and confidentially.

        The Corporate Secretary will review the correspondence and forward it to the Chairman of the Board, the Nominating Committee, Chairman of the Audit Committee or to any individual director or group of directors or Committee of the Board to whom the communication is directed, as applicable, if the communication is relevant to and consistent with the Company’s business and financial operations, policies and corporate philosophies.

        The Corporate Secretary has the authority to discard or disregard any inappropriate communications or to take other appropriate actions with respect to any such communications that are reasonably determined to be unduly hostile, threatening, and illegal or are otherwise not reasonably related to the Company’s business.

        MISCELLANEOUS

        Financial and other reports will be presented at the Meeting, and minutes of the previous meeting of stockholders will be made available for inspection by stockholders present at the Meeting, but it is not intended that any action will be taken in respect thereof.

        At the time of filing this proxy statement with the SEC, the Board was not aware that any matters not referred to herein would be presented for action at the Meeting. If any other matters properly come before the Meeting, it is intended that the shares represented by proxies will be voted with respect thereto in accordance with the judgment of the persons voting them. It is also intended that discretionary authority will be exercised with respect to the vote on any matters incident to the conduct of the Meeting.

        Proposals by stockholders intended to be presented at the 2005 Annual Meeting of Stockholders must be received by the Company no later than July 12, 2005, in order to be included in the proxy statement and on the form of proxy which will be solicited by the Board in connection with that meeting.

Justin P. Walder Secretary

Date: November 5, 2004

        Upon the written request of any record holder or beneficial owner of Common Stock entitled to vote at the Meeting, the Company will provide without charge a copy of its Annual Report on Form 10-K as filed with the SEC for the year 2003.

CHARTER OF THE AUDIT COMMITTEE

I.	MEMBERSHIP

A.	The Audit Committee (the “Committee”) of the Board of Directors (the “Board”) shall consist of at least three directors whose qualifications include financial literacy, independence and accounting or related financial expertise as determined under the Sarbanes-Oxley Act (the “Act”) and applicable rules of the Securities and Exchange Commission (“SEC”). At least one member of the Committee must be an “audit committee financial expert” under the requirements of the Act and the rules of the NASD. No member of the Committee may serve on the audit committee of more than three public companies, including the Company, unless the Board determines that such simultaneous service will not impair the ability of such member to effectively serve on the Committee.

B.	No member of the Committee shall receive compensation other than director’s fees for service as a director of the Company, including reasonable compensation for serving on the Committee and regular benefits that other directors receive.

II.	PURPOSE

A.	The Committee serves as the representative of the Board for the general oversight of Company affairs relating to:

•	Inquiring into and considering that management has maintained the reliability and integrity of the accounting policies and financial reporting and disclosure practices of the Company;

•	Inquiring into and considering that management has established and maintained processes to assure that an adequate system of internal control is functioning within the Company;

•	Inquiring into and considering that management has established and maintained processes to assure compliance by the Company with all applicable laws, regulations and Company policy;

B.	Through its activities, the Committee facilitates open communication among directors, independent auditors, and management by meeting in private session with these parties.

III.	MEETINGS AND PROCEDURES

A.	The Committee shall convene at least two times each year.

B.	It shall endeavor to determine that auditing procedures and controls are adequate to safeguard Company assets and to assess compliance with Company policies and legal requirements.

C.	The Committee shall be given access to the Company’s Board Chairman, Company executives and independent auditors. When any audit has been prepared by a registered public accounting firm for the Company, the Committee shall timely receive a report from such firm on (1) all critical accounting policies and practices; (2) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management officials of the issuer, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the registered public accounting firm; and (3) other material written communications between the registered public accounting firm and company management, such as any management letter or schedule of unadjusted differences.

IV.	RESPONSIBILITIES

A.	The Audit Committee shall:

1.	Have the sole authority to select, compensate, oversee, evaluate and, where appropriate, replace the independent auditor;

2.	Create the Committee’s agenda;

3.	Inform each registered public accounting firm performing work for the Company that such firm shall report directly to the Committee;

4.	Oversee the work of any registered public accounting firm employed by the Company, including the resolution of any disagreement between management and the auditor regarding financial reporting, for the purpose of preparing or issuing an audit opinion or related work;

5.	Confer with the independent accountants concerning the scope of their examinations of the books and records of the Company and its subsidiaries; review and approve the independent accountants’ annual engagement letter; direct the special attention of the auditors to specific matters or areas deemed by the Committee or the auditors to be of special significance; if any; and authorize the auditors to perform such supplemental reviews or audits as the Committee may deem desirable;

6.	Review and approve in advance any audit and non-audit services and fees to be provided by the Company’s independent auditor, other than “prohibited non-auditing services”, as specified in the Act. The Committee has the sole authority to make these approvals, although such approval may be delegated to any committee member so long as the approval is presented to the full Committee at a later time;

7.	Discuss with management and the independent auditors significant risks and exposures, audit activities and significant audit findings;

8.	At, or shortly after the end of each fiscal year, review with the independent auditor and Company management, the audited financial statements and related opinion and costs of the audit of that year;

9.	Provide any recommendations, certifications and reports that may be required by the SEC, including the report of the Committee that must be included in the Company’s annual proxy statement and the recommendation to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K to be filed with the SEC;

10.	With respect to such financial statements, discuss with management and the independent auditors the nature and extent of any significant changes in accounting principles or the application therein;

11.	Inquire into and consider the adequacy of the Company’s systems of internal control including its system of disclosure controls and in consultation with the independent auditor, management and the internal auditors, review the integrity of the Company’s financial reporting process;

12.	Obtain from the independent auditors their written recommendations regarding internal controls and other matters relating to the accounting procedures and the books and records of the Company and its subsidiaries and review the correction of controls deemed to be deficient;

13.	Review periodically the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company;

14.	Review with the independent auditor (a) any audit problems or other difficulties encountered by the auditor in the course of the audit process, including any restrictions on the scope of the independent auditor’s activities or on access to requested information, and any significant disagreements with management and (b) management’s responses to such matters.

B.	Related to the compliance by the independent auditors with applicable laws and regulations, the Committee shall:

1.	Ensure the rotation of the lead audit partner at least every five years.

2.	Confirm with any independent auditor retained to provide audit services for any fiscal year that the lead (or coordinating) audit partner (having primary responsibility for the audit), or the audit partner responsible for reviewing the audit, has not performed audit services for the Company in each of the five previous fiscal years of the Company and that the firm meets all legal and professional requirements for independence.

3.	Confirm with the independent auditor that it is registered with and meets the requirements of the Public Company Accounting Oversight Board (“PCAOB”).

C.	The Audit Committee shall establish and oversee procedures for (a) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and (b) the confidential anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

D.	The Committee shall also:

1.	Inquire into and consider the programs and policies of the Company designed to ensure compliance with applicable laws and regulations and monitoring the results of these compliance efforts;

2.	Inquire into and consider the procedures established by the Company that monitor the compliance by the Company with its loan and indenture covenants and restrictions;

3.	Review and approve all related party transactions.

E.	Regarding the operation of the Committee, it shall:

1.	Report through its Chairman to the Board of Directors following the meetings of the Committee;

2.	Maintain minutes or other records of meetings and activities of the Committee;

3.	Discuss the powers of the Committee annually and report and make recommendations to the Board of Directors on these responsibilities;

4.	Perform a review and evaluation, annually, of the performance of the Committee. The Committee shall conduct such evaluation and review in such manner as it deems appropriate.

5.	Conduct or authorize investigations into any matters within the Committee’s scope of responsibilities. In that regard, the Committee shall be empowered to retain independent counsel, accountants, or others to assist in the conduct of any such investigation;

6.	Consider such other matters in relation to the financial affairs of the Company and its accounts, and in relation to the audit of the Company as the Committee may, in its discretion, determine to be advisable.

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY RONSON CORPORATION Corporate Park III, Campus Dr., P.O. Box 6707 Somerset, New Jersey 08875

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
DECEMBER 9, 2004

        The undersigned, revoking all previous proxies, hereby appoints LOUIS V. ARONSON II, JUSTIN P. WALDER and ERWIN M. GANZ, and each of them, proxies of the undersigned, with full power of substitution, to vote and act for the undersigned at the Annual Meeting of Stockholders of the Corporation to be held at 10:00 a.m. (Eastern Standard Time) on December 9, 2004, at the Holiday Inn Somerset, 195 Davidson Avenue, Somerset, New Jersey, and at any adjournment thereof, as indicated below on those matters described in the proxy statement and in accordance with their discretion on such other matters as may properly come before the meeting.

The Board of Directors RECOMMENDS a vote “FOR” Items #1 and 2.

                                                                                                                                           For      With-hold        For All Except
1. ELECTION OF DIRECTORS                                                                ☐    ☐          ☐

Nominees:

Class I (term expires at 2006 Annual Meeting of Stockholders):

Barbara L. Collins

Class II (terms expire at 2007 Annual Meeting of Stockholders):

Robert A. Aronson       Erwin M. Ganz       Justin P.Walder

Class III (term expires at 2005 Annual Meeting of Stockholders):

Paul H. Einhorn

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark
"Except" and write that nominee's name in the space provided below.

                                                                                                                                           For         Against             Abstain
2. To ratify the appointment of DEMETRIUS & COMPANY, L.L.C.,                ☐    ☐          ☐
    as independent auditors for the year 2004.

This proxy is solicited on behalf of Ronson Corporation’s Board of Directors.

Please be sure to sign and date this Proxy in the box below.	Date
Stockholder(s) sign above

Detach above card, sign, date and mail in postage-paid envelope provided.

         THIS PROXY WILL, WHEN PROPERLY EXECUTED, BE VOTED IN THE MANNER DIRECTED BY THE STOCKHOLDER(S). IF NO DIRECTION IS MADE, PROXY WILL BE VOTED (1) FOR THE ELECTION OF ALL OF THE NOMINEES FOR DIRECTOR LISTED ON THIS PROXY and (2) FOR RATIFICATION OF THE APPOINTMENT OF DEMETRIUS & COMPANY, L.L.C., AS INDEPENDENT AUDITORS FOR THE YEAR 2004.
        Please sign your name (or names) exactly as it appears on your stock certificate(s), indicating any official position or representative capacity. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer or partner.

PLEASE ACT PROMPTLY
SIGN, DATE & MAIL YOUR PROXY CARD TODAY

THIS PROXY WILL, WHEN PROPERLY EXECUTED, BE VOTED IN THE MANNER DIRECTED BY THE STOCKHOLDER(S). IF NO DIRECTION IS MADE, PROXY WILL BE VOTED (1) FOR THE ELECTION OF ALL OF THE NOMINEES FOR DIRECTOR LISTED ON THIS PROXY AND (2) FOR RATIFICATION OF THE APPOINTMENT OF DEMETRIUS & COMPANY, L.L.C., AS INDEPENDENT AUDITORS FOR THE YEAR 2004.

If your address has changed, please correct the address in the space provided below and return this portion with the proxy in the envelope provided.